                                                                     EXHIBIT 2.4
                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), dated as of June 11,
                                          ---------
1997, is entered into by and between Fox Kids Worldwide, Inc., a Delaware corporation (the "Purchaser"), on the one hand, and M.G. "Pat" Robertson,
                  ---------
individually and as trustee of each of the Robertson Charitable Remainder Unitrust, u/t/a dated January 22, 1990 (the "PR Charitable Trust"), the Gordon
                                             -------------------
P. Robertson Irrevocable Trust, u/t/a dated December 18, 1996, the Elizabeth F. Robinson Irrevocable Trust, u/t/a dated December 18, 1996, and the Ann R. Lablanc Irrevocable Trust, u/t/a dated December 18, 1996 (the Gordon P. Robertson Irrevocable Trust, the Elizabeth F. Robinson Irrevocable Trust and the Ann R. Lablanc Irrevocable Trust, together, the "Irrevocable Trusts"), Lisa N.
                                                 ------------------
Robertson and Timothy B. Robertson ("Tim Robertson"), as joint tenants, and Tim
                                     -------------
Robertson, individually, as trustee of each of the Timothy and Lisa Robertson Children's Trust, u/t/a dated September 18, 1995 (the "TR Family Trust") and the
                                                       ---------------
Timothy B. Robertson Charitable Trust, u/t/a dated December 30, 1996 (the "TR
                                                                           --
Charitable Trust"), and as custodian to and for each of Abigail H. Robertson,
----------------
Laura N. Robertson, Elizabeth C. Robertson, Willis H. Robertson and Caroline S. Robertson under the Virginia Uniform Transfers to Minors Act (Pat Robertson, the PR Charitable Trust, the Irrevocable Trusts, Lisa N. Robertson, Tim Robertson, the TR Family Trust and the TR Charitable Trust, collectively, the "Sellers",
                                                                    -------
and each individually, a "Seller") on the following terms and conditions:
                          ------

                                R E C I T A L S
                                ---------------

     WHEREAS, as of the date hereof, the PR Charitable Trust beneficially owns 3,125,000 shares of Class A Common Stock, par value $0.01 per share, of International Family Entertainment, Inc. (the "Company") (the "Class A Stock")
                                               -------         -------------
(as used herein, the term "Control Stock" shall refer to the shares of Class A
                           -------------
Stock of the Company or the shares of Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Stock") into which the Class A Stock shall
                            -------------
have converted, if the conversion of the Class A Stock into shares of Class B Stock shall have occurred prior to or upon the Closing, it being understood that pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Charter") the Class A Stock will so convert upon the Closing, and as used
 -------
herein, the term "Company Stock" shall refer to the total shares of Class A
                  -------------
Stock and Class B Stock combined);

     WHEREAS, as of the date hereof, Tim Robertson beneficially owns 1,837,500 shares of Control Stock and the TR Family Trust beneficially owns 37,500 shares of Control Stock;

     WHEREAS, as of the date hereof, the Sellers beneficially own an aggregate of 1,231,981 shares of Class B Stock (excluding options to acquire shares of Class B Stock and excluding shares ("401(k) Shares") held under the Company's
                                     -------------
401(k) plan) (the Control Stock and the

Class B Stock owned by the Sellers (other than the 401(k) Shares, which shall not be subject to this Agreement), together, the "Shares");
                                                  ------

     WHEREAS, the Purchaser desires to purchase the Shares from the Sellers and the Sellers desire to sell the Shares to the Purchaser, all on the terms and subject to the conditions contained herein;

     WHEREAS, concurrently herewith, the Purchaser, Fox Kids Merger Corporation, a Delaware corporation ("FKW Sub"), and the Company are entering into that
                         -------
certain Agreement and Plan of Merger (as the same may be amended from time to time in accordance with its terms, the "Merger Agreement"), providing for the
                                        ----------------
merger of FKW Sub into the Company (the "Merger"), which shall be the surviving
                                         ------
corporation, pursuant to which each share of Company Stock and Non Voting Class C Common Stock, par value $0.01 per share, of the Company (the "Class C Stock",
                                                                -------------
and together with all of the Class B Stock, the Class C Stock and any other shares of any other class of common stock of the Company, the "Common Stock")
                                                               ------------
which is issued and outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares held by the Company, the Purchaser or FKW Sub, or any direct or indirect subsidiary of the Company, the Purchaser or FKW Sub) shall be canceled and extinguished and be converted into and become a right to receive a cash payment equal to $35.00 per share (subject to adjustment), without interest (except that any Dissenting Shares (as defined in the Merger Agreement) shall be converted into and become a right to receive the payment provided for under the Delaware General Corporation Law);

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Purchaser has required that the Sellers enter into this Agreement and as a condition to their willingness to enter into this Agreement, the Sellers have required that the Purchaser and FKW Sub enter into the Merger Agreement;

     WHEREAS, the Purchaser, Liberty Media Corporation, a Delaware corporation ("Liberty"), and Liberty IFE, Inc., a Colorado corporation ("LIFE"), have
  -------                                                    ----
entered into that certain Contribution and Exchange Agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the "Contribution Agreement"), pursuant to which LIFE has agreed, on the
            ----------------------
terms and subject to the conditions therein, to contribute its shares of Class C Stock and its $23 million principal amount of 6% Convertible Secured Notes due 2004 of the Company (the "Convertible Notes"), to the Purchaser in exchange for
                          -----------------
shares of a newly issued class of preferred stock of the Purchaser;

     WHEREAS, in connection with the execution of the Contribution Agreement, LIFE has waived all rights of first refusal, co-sale and other rights which it has with respect to the sale of Shares contemplated hereby under that certain Amended and Restated Shareholder Agreement, dated as of September 1, 1995, by and among the Company, Pat Robertson, the PR Charitable

Trust, Tim Robertson, the TR Family Trust, LIFE and The Christian Broadcasting Network, Inc., a Virginia corporation ("CBN") (the "Shareholder Agreement");
                                        ---         ---------------------

     WHEREAS, in connection with sale of the Shares to the Purchaser hereunder, the Company, Pat Robertson, the PR Charitable Trust, Tim Robertson, the TR Family Trust, LIFE and CBN have entered into that certain Termination Agreement, dated as of even date herewith (the "Termination Agreement"), terminating the
                                     ---------------------
Shareholder Agreement, on the terms and conditions set forth therein;

     WHEREAS, in connection with the Contribution Agreement, Satellite Services, Inc., a Delaware corporation and an affiliate of Liberty, has entered into an amendment to its Affiliation Agreement with the Company (the "Amended
                                                              -------
Affiliation Agreement");
---------------------

     WHEREAS, concurrently herewith, the Purchaser and CBN are entering into that certain Stock Purchase Agreement with respect to the purchase by the Purchaser of the shares of Class B Stock owned by CBN (as the same may be amended from time to time in accordance with its terms, the "CBN Stock Purchase
                                                             ------------------
Agreement");
---------

     WHEREAS, in connection with the execution of the CBN Purchase Agreement, CBN is waiving all rights of co-sale and other rights which it has with respect to the sale of Shares contemplated hereby under the Shareholder Agreement;

     WHEREAS, concurrently herewith, the Purchaser and Regent University, a Virginia corporation ("Regent") are entering into that certain Stock Purchase
                       ------
Agreement with respect to the purchase by the Purchaser of the shares of Class B Stock owned by Regent (as the same may be amended from time to time in accordance with its terms, the "Regent Stock Purchase Agreement");
                                -------------------------------

     WHEREAS, concurrently herewith, the Purchaser and Pat Robertson have entered into a letter agreement providing for certain services to be rendered by Pat Robertson to the Company (the "PR Agreement"); and
                                   ------------

     WHEREAS, as a condition to their willingness to enter into this Agreement, the Sellers have required that, in connection with the transactions to be effected pursuant to this Agreement, The News Corporation Limited, a corporation organized and existing under the laws of South Australia, Australia (the "Guarantor") guarantee the obligations of the Purchaser to the Sellers hereunder
 ---------
and the Guarantor has given a guaranty (the "Guaranty") in accordance with such
                                             --------
determination.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows.

     1. PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell and deliver the Shares to the Purchaser, free and clear of any mortgage, pledge, lien, security interest or other encumbrance (each, a "Lien") or Restriction created
                                                 ----
by or binding upon the Sellers or the Shares, and the Purchaser agrees to purchase and acquire the Shares from the Sellers. For purposes of this Agreement, "Restriction" means, when used with respect to any specified security, any stockholders or other trust agreement, option, warrant, escrow, proxy, buy-sell agreement, power of attorney or other contract, agreement or arrangement which (i) grants to any Person the right to sell or otherwise dispose of such specified security or any interest therein, or (ii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of, the ownership of such specified security. For purposes of this Agreement, "Person" means any individual, corporation, general or limited partnership, limited liability company, trust, joint venture, association or unincorporated entity of any kind.

     2. PURCHASE PRICE. The Shares shall be purchased by the Purchaser from the Sellers thereof for a purchase price (the "Purchase Price") equal to $35.00
                                               --------------
per share. Notwithstanding the foregoing, the Purchase Price shall be increased to an amount which equals (if greater than the Purchase Price provided for herein) the per share amount actually paid, directly or indirectly, by the Purchaser or any of its Affiliates, with respect to the purchase of, or agreement to purchase, Company Stock, or securities convertible into Company Stock, which purchase is effected or agreement is entered into after the date hereof and through the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement) or (b) the termination of the Merger Agreement, (x) in the Merger, (y) from (i) LIFE, (ii) CBN, (iii) Regent, (iv) any holder or "group" (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) that owns, or has the right to dispose of, or to direct the disposition of, 2-1/2% or more of any class of common stock of the Company, or (v) any of the Affiliates of the entities referred to in clauses (i), (ii), (iii), or (iv) above, or (z) in any transaction, or series of related or unrelated transactions (excluding for purposes of this clause (z), any transaction referred to in clauses (y)(i),
(ii), (iii) or (v)), after the date hereof and through the Effective Time, involving, in the aggregate, 5% or more of the outstanding shares of any class of common stock of the Company. For these purposes, it is acknowledged and agreed that (x) the $3.5 million to be paid to LIFE under the Contribution Agreement with respect to forfeited interest income on the Convertible Notes, and (y) amounts to be paid with respect to any "tax gross up" with respect to the Exchange Rights under the Contribution Agreement, shall not constitute an amount paid, directly or indirectly, with respect to the purchase of Company Stock. Further, the Purchase Price shall not be adjusted as a result of the provisions of the preceding sentence with respect to any purchase effected under any of the Contribution Agreement, the Merger Agreement, the CBN Agreement or the Regent Agreement unless the applicable agreement has been amended after the date hereof so as to increase the consideration to be paid by the Purchaser or any of its Affiliates, directly or indirectly, with respect to the Company Stock or securities convertible into Company Stock. The Purchaser shall promptly provide notice to the Sellers of any agreement or amendment to an existing agreement entered into by the Purchaser or any of its Affiliates with the Company, CBN or Regent, or any amendment to an Other Transaction Agreement (as defined herein) to which LIFE or any of its Affiliates is a party, from and after the date hereof and through the Closing Date. If the Purchase Price is adjusted pursuant to the foregoing, following the closing under such other agreement (or the Effective Time, if applicable), the Purchaser shall promptly pay to the Sellers the amount of any increase in the Purchase Price resulting from such agreement. For purposes of this Agreement, "Affiliate" means, when
                                                       ---------
used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person and, in the case of an individual, such Person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law. For the purposes of this definition, "control" (including the terms controlled by and under common control with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, the Purchaser shall be deemed to be an Affiliate of Fox, Inc., a Delaware corporation, and of Saban Entertainment, Inc., a Delaware corporation, but shall not be deemed to be an Affiliate of any of the Sellers, the Company, LIFE, CBN, Regent nor any of their respective Affiliates.

     3.   THE CLOSING.  The closing (the "Closing") of the purchase and sale of
                                          -------
the Shares shall take place on the third business day following satisfaction or waiver of each and every one of the conditions set forth in Section 6 and 7 hereof, or such other date and time as the parties shall otherwise agree to. The date of the Closing is referred to herein as the "Closing Date." At the Closing, each Seller shall deliver to the Purchaser certificates representing the Shares (accompanied by signature guarantees in customary form) against delivery by the Purchaser of payment of the Purchase Price therefor, allocated among the Sellers based on their respective percentage ownerships of the Shares, by wire transfer or by immediately available funds, to such accounts as Seller may specify.

     4. REPRESENTATIONS AND WARRANTIES. Each Seller, severally with respect to itself and the Shares which it has agreed to sell pursuant to this Agreement, makes the following representations and warranties as of the date hereof. The representations and warranties contain exceptions set forth in a written disclosure letter (the "Sellers Disclosure Letter") delivered to the Purchaser
                        -------------------------
concurrently with the execution hereof, which is numbered to correspond to the various Sections of this Agreement and which also sets forth certain other information called for by this Agreement.

        4.1  Formation, Validity, Powers and Actions of Trusts.  If a trust,
             -------------------------------------------------
(i) such Seller is a trust duly and validly formed and validly existing under the laws of the Commonwealth of Virginia, with adequate trust power and authority to own its properties and carry on its actions as currently conducted;
(ii) Pat Robertson, as trustee of each of the PR Charitable Trust and the Irrevocable Trusts, has all requisite power and authority to enter into, execute and deliver this Agreement on behalf of such trusts and to consummate on behalf of such trusts the transactions contemplated hereby; and (iii) Tim Robertson, as trustee of each of the TR Family Trust and the

TR Charitable Trust, has all requisite power and authority to enter into, execute and deliver this Agreement on behalf of such trusts and to consummate on behalf of such trusts the transactions contemplated hereby.

          4.2  Execution, Delivery and Performance.  This Agreement constitutes
               -----------------------------------
the valid and binding obligations of such Seller, including the trusts, and is enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          4.3  No Consents.  Other than filings required under the Hart-Scott-
               -----------
Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the
                                                            -------
filing of Forms 4 and Schedules 13D under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), no
                                                           ------------
consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof (each, a "Governmental Entity"), is required to be made or obtained by the Sellers for or in connection with the sale by the Sellers of the Shares to the Purchaser as contemplated hereby.

          4.4 Title. Each Seller has, and at the Closing will have, good and
              -----
valid title to the Shares it is selling pursuant to this Agreement, free and clear of any Liens or Restrictions (other than those restrictions set forth in the Shareholder Agreement or in the Charter) and (subject to such restrictions) it has the full legal right, power and authority to sell, assign, transfer and deliver such Shares to the Purchaser and to make the representations, warranties, covenants and agreements made by such Seller herein; upon the delivery of and payment for such Shares as contemplated hereby the Purchaser will acquire good and valid title thereto, free and clear of all Liens or Restrictions created by or binding upon such Seller. Each Seller has sole voting power, and sole power of disposition, with respect to all of its respective Shares (other than those Restrictions set forth in the Shareholder Agreement or in the Charter) subject to applicable federal and state securities laws, on such Seller's rights of disposition pertaining thereto. The Shares, in the amounts set forth in the recitals to this Agreement, constitute all equity or debt securities issued by the Company held by the Sellers (other than the 401(k) Shares) and none of the Sellers has any right, title or interest in or to any other equity or debt securities of the Company or any option or right to acquire such equity or debt securities (other than the 401(k) Shares), other than those options (the "Subject Options") to acquire shares of Class B Stock under the
              ---------------
International Family Entertainment, Inc. Stock Incentive Plan which are described in the Sellers Disclosure Letter and other than under the Shareholder Agreement.

          4.5  No Conflicts.   The execution, delivery and performance by the
               ------------
Sellers of this Agreement will not violate any other agreement to which any of the Sellers is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust, or otherwise contravene, conflict with or result in a violation of, any federal, state, local, municipal, foreign, international, multi-national or other administrative order, constitution, law, ordinance, regulation, statute or treaty, or give any individual, corporation, partnership, governmental authority or regulatory body or any other person the right to prevent the consummation of the sale of the Shares contemplated hereby.

          4.6  No Broker.  The Sellers have not employed any investment banker,
               ---------
broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Sellers as follows:

          5.1  Organization, Standing and Corporate Power of the Purchaser. The
               -----------------------------------------------------------
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. The Purchaser has the corporate power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          5.2  Organization, Standing and Corporate Power of the Guarantor. The
               -----------------------------------------------------------
Guarantor is a corporation organized and existing under the laws of South Australia, Australia, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. The Guarantor has the corporate power and authority to enter into, execute and deliver the Guaranty and to guarantee the obligations of the Purchaser hereunder pursuant to such Guaranty.

          5.3  Execution, Delivery and Performance by the Purchaser.  The
               ----------------------------------------------------
execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser, and the Purchaser has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of the Purchaser and is enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          5.4  Execution, Delivery and Performance by the Guarantor.  The
               ----------------------------------------------------
execution, delivery and performance of the Guaranty and the consummation of the transactions thereby have been duly authorized by the Board of Directors of the Guarantor, and the Guarantor has taken all other actions required by law and its organizational documents in order to consummate the transac tions contemplated by the Guaranty. The Guaranty constitutes the valid and binding obligations of the Guarantor and is enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          5.5  Consents.  Other than filings required under the HSR Act and the
               --------
filing of a Form 4 and Schedule 13D under the Exchange Act, no consent, authorization, order or approval of, or filing with or registration with, any Governmental Entity is required to be made or obtained by the Purchaser for the purchase by the Purchaser of the Shares from the Sellers as contemplated hereby or by the Guarantor for the execution, delivery and performance of the Guaranty.

          5.6  No Conflicts.  The execution, delivery and performance by the
               ------------
Purchaser of this Agreement or by the Guarantor of the Guaranty will not violate any other agreement to which the Purchaser or the Guarantor is a party, or otherwise contravene, conflict with or result in a violation of, any federal, state, local, municipal, foreign, international, multi-national or other administrative order, constitution, law, ordinance, regulation, statute or treaty, or give any individual, corporation, partnership, governmental authority or regulatory body or any other person the right to prevent the consummation of the sale of the Shares contemplated hereby or the enforcement by any of the Sellers of the Guaranty.

          5.7  Purchase For Investment.  The Purchaser is acquiring the Shares
               ------------------------
for its own account, for investment purposes only, and not with a view to or for the resale or distribution thereof, in whole or in part. The Purchaser acknowledges and represents: (i) that it is aware that the Shares are not registered under the Securities Act and are subject to the restrictions thereof, including pursuant to Rule 144 promulgated thereunder; (ii) that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the Purchaser's investment in the Shares; (iii) that there are risks of loss associated with the Purchaser's purchase of the Shares; (iv) that the investment in the Shares is an illiquid investment and the Purchaser may bear the risk of its investment for an indefinite period of time; and (v) that it is a sophisticated investor, able to evaluate the risks and merits of its investment and to bear such financial risk.

          5.8  Nature of Control Stock.  The Purchaser understands that, at the
               -----------------------
time of transfer of the Control Stock to the Purchaser as contemplated hereby, such Control Stock will consist (or, by operation of the Charter, be automatically converted into and deemed to consist) solely of Class B Stock of the Company.

          5.9  No Broker.  The Purchaser has not employed any investment banker,
               ---------
broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          5.10 Transaction Agreements.  This Agreement, the Merger Agreement,
               ----------------------
the Other Transaction Agreements (as defined herein), and the other agreements listed in the recitals above, are the only agreements existing as of the date hereof between the Purchaser, on the one hand, and the respective counterparties to such agreements and any Affiliates of such parties, on the other hand, with respect to the acquisition of Class A Stock, Class B Stock, Class C Stock or Convertible Notes of the Company.

     6. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. Unless waived (it being agreed that no such waiver shall be given or effective prior to the tender by the Purchaser of the Purchase Price and the consummation of the Closing), in whole or in part, in writing by the Purchaser, the obligations of the Purchaser to purchase the Shares and to perform any and all of its post-closing obligations shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

        6.1  Accuracy of Representations and Warranties.  All representations
             ------------------------------------------
and warranties of the Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

        6.2  Performance of Agreements.  The Sellers shall have performed in
             -------------------------
all material respects all obligations and agreements contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

        6.3  The Shares.  The Sellers shall be prepared to deliver
             ----------
certificates for all the Shares to the Purchaser upon the Closing.

        6.4  Merger Agreement Conditions.  All conditions set forth in
             ---------------------------
Sections 7.1, 7.2 and 7.3 of the Merger Agreement to the consummation of the Merger (other than the preparation and mailing of the Information Statement (as defined in the Merger Agreement) and the expiration of the 20 calendar day waiting period with respect thereto) not waived by the applicable party shall have been satisfied as of the Closing Date.

        6.5  Company Certificate.  The Purchaser shall have received a
             -------------------
certificate executed by the Company in the form of Exhibit A attached to the
                                                   ---------
Merger Agreement.

        6.6  No Injunctions.  None of the parties hereto shall be subject to
             --------------
any order or injunction of a court of competent jurisdiction which prohibits the consummation of the sale of the Shares to the Purchaser contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

        6.7  No Adverse Enactments.  There shall not have been any statute,
             ---------------------
rule, regulation or order promulgated, enacted or issued by any Government Entity or court of competent jurisdiction which would make the consummation of the sale of the Shares hereunder or the Merger illegal.

          6.8  Banking Moratorium.  There shall not have occurred and be
               ------------------
continuing any declaration of any banking moratorium or suspension of payments by banks in the United States or any general limitation on the extension of credit by lending institutions in the United States.

          6.9 Consummation of Other Transactions. All conditions to the
              ----------------------------------
consummation of the transactions (the "Other Transactions") to be effected
                                       ------------------
pursuant to the Contribution Agreement, the CBN Stock Purchase Agreement and the Regent Stock Purchase Agreement (collectively, the "Other Transaction
                                                    -----------------
Agreements") shall have been satisfied or waived by the applicable party, and
----------
the parties to such Other Transaction Agreements shall have consummated such Other Transactions simultaneously with or prior to the sale of the Shares to the Purchaser as contemplated hereby.

          6.10  Amended Affiliation Agreement.  The Amended Affiliation
                -----------------------------
Agreement, in the form of Exhibit "A" hereto, shall be in full force and effect.
                          -----------

          6.11  Hart-Scott-Rodino Notification.  The waiting period (and any
                ------------------------------
extension thereof) under the HSR Act applicable to (i) the purchase of the Shares pursuant to this Agreement and the consummation of the Other Transactions, (ii) the conversion by the Purchaser of the Class C Stock and the Convertible Notes acquired pursuant to the Contribution Agreement into shares of Class B Stock of the Company, and (iii) the Merger shall have expired or have been terminated.

          6.12  Opinion of Counsel. The Purchaser shall have received an opinion
                ------------------
of counsel to the Sellers from a counsel reasonably acceptable to Purchaser covering the matters referred to in Section 4.1 hereof.

          6.13  Acquisition Agreements.  Immediately following the consummation
                ----------------------
of this transaction and the Other Transactions (and after giving effect to the conversion of the Class C Stock and the Convertible Notes into Class B Stock), the Purchaser and its Subsidiaries will own a majority of the voting common stock of the Company then entitled to vote in the election of the Company's directors.

     7. CONDITIONS TO OBLIGATIONS OF SELLERS. Unless waived, in whole or in part, in writing by the Sellers, the obligations of the Sellers to sell the Shares as contemplated by this Agreement shall be subject to the fulfillment prior to or on the Closing Date of each of the following conditions:

          7.1  Accuracy of Representations and Warranties.  All representations
               ------------------------------------------
and warranties of the Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          7.2  Performance of Agreements.  The Purchaser shall have performed in
               -------------------------
all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

          7.3  No Adverse Enactments.  There shall not have been any statute,
               ---------------------
rule, regulation or order promulgated, enacted or issued by any Government Entity or court of competent jurisdiction which would make the consummation of the sale of the Shares hereunder or the Merger illegal.

          7.4  No Injunctions.  None of the parties hereto shall be subject to
               --------------
any order or injunction of a court of competent jurisdiction which prohibits the consummation of the sale of the Shares to the Purchaser contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          7.5  Hart-Scott-Rodino Notification.  The waiting period (and any
               ------------------------------
extension thereof) under the HSR Act applicable to the consummation of the purchase of the Shares pursuant to this Agreement shall have expired or have been terminated.

          7.6  Purchase Price.  The Purchaser shall be prepared to deliver the
               --------------
aggregate Purchase Price for all the Shares to the Sellers in the amounts and manner contemplated hereby upon the Closing.

          7.7  The PR Agreement.  The Purchaser shall have executed the PR
               ----------------
Agreement and shall have delivered the PR Agreement to Pat Robertson.

          7.8  Consummation of Other Transactions.  All conditions to the
               ----------------------------------
consummation of the Other Transactions to be effected pursuant to the Other Transaction Agreements shall have been satisfied or waived by the applicable party, and the parties to such Other Transaction Agreements shall have consummated such Other Transactions simultaneously with or prior to the sale of the Shares to the Purchaser as contemplated hereby.

     8. COVENANTS OF THE PURCHASER. The Purchaser hereby covenants and agrees as follows:

          8.1  Filings and Other Actions.  As promptly as practicable after the
               -------------------------
execution of this Agreement, but in any event within 5 business days, the Purchaser shall file notification reports under the HSR Act and shall request early termination of the waiting period under the HSR Act and use their commercially reasonable efforts to obtain clearance or authorization under the

HSR Act of the Merger and the purchase of the Shares contemplated by this Agreement and the Other Transactions at the earliest practicable time. The Purchaser agrees to cooperate fully with the Sellers to promptly effectuate the filing of any notification required under the HSR Act.

          8.2  Reasonable Efforts.  Subject to the terms and conditions of this
               ------------------
Agreement, the Other Transaction Agreements and the Merger Agreement, the Purchaser agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, the Other Transaction Agreements and the Merger Agreement. The Purchaser hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to intentionally and knowingly take any action with the intention and knowledge that such action would make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing its obligations under this Agreement. The Purchaser shall not enter into, permit or give any consent to any amendment, supplement or other modification of, or give any consent or waiver or otherwise take any action (including agreeing to a delayed closing date) under, any of the Other Transaction Agreements (or any of the agreements related thereto) (collectively, a "Modification") which could reasonably be expected to delay the Closing hereunder, or terminate any of the Other Transaction Agreements (or any of the agreements related thereto), without the prior written consent of the Sellers of the Control Stock. Notwithstanding the foregoing, the Purchaser may (without the consent of the Sellers of the Control Stock) effect any Modification to the Other Transaction Agreements (or any of the agreements related thereto) which it determines in good faith to be reasonably necessary to effect the transactions contemplated thereby, provided it uses its reasonable good faith efforts to cause the closing thereunder to occur as soon as practicable and provided further that such Modification will not delay the Closing hereunder beyond November 30, 1997.

     9. COVENANTS OF THE SELLERS. The Sellers, jointly and severally, hereby covenant and agree as follows:

          9.1  Cooperation in Filing Notification under Hart-Scott-Rodino.  The
               ----------------------------------------------------------
Sellers agree to cooperate fully with the Purchaser to promptly effectuate the filing of any notification required under the HSR Act.

          9.2  Additional Shares.  The Sellers agree that (other than purchases
               -----------------
under the Company's 401(k) plan), they will not purchase additional shares of Common Stock of the Company whether in open market purchases, privately negotiated purchases or by the exercise or conversion of options or convertible securities held by them between the date of this Agreement and the Closing Date. If ownership of any additional shares of Common Stock of the Company is acquired or transferred to any Seller (other than under the Company's 401(k) plan), such Seller hereby agrees, while this Agreement is in effect, to promptly notify each other party to this

Agreement of the number of additional shares of Common Stock of the Company acquired by it, if any, after the date hereof, and hereby agrees to sell any such additional shares of Common Stock of the Company acquired by it after the date hereof through the Closing Date to the Purchaser pursuant to the terms of this Agreement, with a provision for additional payment for such shares by the Purchaser to such Seller at the Purchase Price.

          9.3  Reasonable Efforts.  Subject to the terms and conditions of this
               ------------------
Agreement, the Sellers each agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions provided for by this Agreement. The Sellers each hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to intentionally and knowingly take any action with the intention and knowledge that such action would make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, this Section 9.3 shall not obligate, and shall not be interpreted to obligate, any of the holders of the Control Stock to take any action to the extent such obligation would result in a change in beneficial ownership of any of the Control Stock prior to the Closing.

     10.  POST-CLOSING COVENANTS; TERMINATION.

          10.1  Further Instruments, Termination.  The Sellers and the Purchaser
                --------------------------------
agree to execute such further documents or instruments and to take such other actions as are necessary to transfer the Shares to the Purchaser and to otherwise carry out the transactions provided for by this Agreement. If the Closing Date shall not have occurred on or prior to November 30, 1997, other than as a result of a material breach of this Agreement by any party hereto, any party may terminate this Agreement without liability. If the Closing Date shall not have occurred on or prior to such date as a result of material breach of any representation, warranty, covenant or obligation by the Sellers (or any of them), on the one hand, or the Purchaser on the other, the non-breaching party shall have the right to terminate this Agreement without liability. In addition, this Agreement may be terminated by the Sellers if, after the date hereof and before the Closing Date, the Guarantor attempts or purports to revoke or withdraw the Guaranty or a court of competent jurisdiction finally determines that the Guaranty is unenforceable or invalid.

          10.2  Subject Options.  Immediately following the Closing, and from
                ---------------
time to time thereafter, the Purchaser will lend to each of Pat Robertson and Tim Robertson sufficient funds to permit each of them to exercise all Subject Options which are then vested and exercisable or subsequently vest and become exercisable. Upon receiving such funds, each of Pat Robertson and Tim Robertson will immediately exercise such Subject Options, and concurrent with his receipt of the shares of Class B Stock receivable thereunder will sell and deliver such shares to the Purchaser for a cash purchase price per share equal to the Purchase Price, less the amount of the loan referred to in the immediately preceding sentence, which shall be deemed repaid in full.

     11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY. Only the representations and warranties of the Sellers contained in Section 4.4 hereto (with respect to title) shall survive the Closing and the consummation of the transactions contemplated hereby. No party hereto shall have any monetary or other liability or obligation to any other party hereto for breach of any of such first party's representations or warranties contained herein or in any certificate or other document delivered pursuant hereto, and the sole consequence of any such breach shall be limited to the failure to satisfy a condition to the Closing pursuant to Article 6 or 7 and the termination right provided in Section 10, in each case to the extent applicable according to such Section's express terms. With respect to a breach of its representations and warranties contained in Section 4.4 hereto, each Seller hereby covenants and agrees with the Purchaser that it shall indemnify the Purchaser and its directors, officers, shareholders and Affiliates, and each of their successors and assigns and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them arising out of any material breach of, or any material inaccuracy in, such representations and warranties; provided, however, that the liability of each Seller to all such indemnified
--------  -------
persons shall in no event exceed the proceeds received by such Seller for the sale of its Shares hereunder.

     12.  MISCELLANEOUS.

          12.1 Successors and Assigns. This Agreement shall be binding upon
               ----------------------
and inure to the benefit of the parties hereto and their respective successors and assigns. Other than as set forth in the immediately succeeding sentence, no party may assign any of its rights, or delegate any of its duties or obligations, hereunder without the prior written consent of the other party, and any such purported assignment or delegation shall be void ab initio. Notwithstanding the foregoing, the Purchaser, its Affiliates, and its successors and assigns, may assign their rights and delegate their duties (i) to any successor entity resulting from any liquidation, merger, con solidation, reorganization, or transfer of all or substantially all of the assets or stock of the Purchaser, or (ii) to any Affiliate of the Purchaser; provided, that in
                                                             --------
either case, any such assignee shall expressly assume all of the obligations the Purchaser hereunder.

          12.2  Notices.  All notices, demands and other communications
                -------
(collectively, "Notices") given or made pursuant to this Agreement shall be in
                -------
writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, by overnight service with a nationally recognized "next day" delivery company such as Federal Express or United Parcel Service, by facsimile transmission, or otherwise actually delivered to the following addresses:

                    (a)  If to the Purchaser:
                         -------------------

                         Fox Kids Worldwide, Inc.
                         10960 Wilshire Boulevard

                         Los Angeles, California 90024
                         Attn:  Mel Woods
                         Fax: 310-235-5552

                         with a copy to:
                         --------------

                         Fox, Inc.
                         10201 West Pico Boulevard
                         Los Angeles, California 90035
                         Attn: President
                         Fax: 310-369-1203

                         and a copy to:
                         -------------

                         The News Corporation Limited
                         c/o News America Publishing Incorporated
                         1211 Avenue of the Americas
                         New York, New York 10036
                         Attn: Arthur M. Siskind, Esq.
                         Fax: 212-768-2029

                         and a copy to:
                         -------------

                         Troop Meisinger Steuber & Pasich, LLP
                         10940 Wilshire Boulevard
                         Los Angeles, California 90024
                         Attn: C.N. Franklin Reddick, III, Esq.
                         Fax: 310-443-8512

                         and a copy to:
                         -------------

                         Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                         551 Fifth Avenue
                         New York, New York 10176
                         Attn:  Jeffrey W. Rubin, Esq.
                         Fax: 212-697-6686

                     (b) If to the Sellers:
                         -----------------

                         c/o International Family Entertainment, Inc.
                         2877 Guardian Lane
                         Virginia Beach, Virginia 23450
                         Attn: Tim Robertson
                         Fax:  757-459-6422

                         with a copy to:
                         --------------

                         Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, New York 10017
                         Attn: Robert E. Spatt, Esq.
                         Fax:  212-455-2502

Any Notice shall be deemed duly given when received by the addressee thereof. Any of the parties to this Agreement may from time to time change its address for receiving notices by giving written notice thereof in the manner set forth above.

          12.3  Amendment; Waiver.  No provision of this Agreement may be waived
                -----------------
unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

          12.4  Limitation on Liability.  The liability of the Sellers for any
                -----------------------
breach by the Sellers of this Agreement shall be limited to the actual damages suffered by the Purchaser or any of its Affiliates under this Agreement and the Sellers shall not be liable for any consequential or other damages of the Purchaser or any of its Affiliates, including any damages arising in connection with any Other Transaction Agreement or the Merger Agreement.

          12.5 Jurisdiction. The parties hereto irrevocably submit to the non-
               ------------
exclusive jurisdiction of the state and federal courts located in Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement (and agree not to commence any action, suit or proceeding relating hereto except in such courts). Each party hereto hereby irrevocably designates CT Corporation System (or, in the case of the Sellers, Young, Conaway, Stargatt & Taylor, at 1100 North Market Street, 11th Floor, Wilmington, Delaware 19801,
Attention: David McBride and Bruce Silverstein) as its designee, appointee and agent to receive, for and on behalf of it, service of process in such respective jurisdictions in any legal action or proceeding with respect to this Agreement or any document related thereto. It is understood that a copy of such process serviced on such agent will be promptly forwarded by mail to it at its address set forth in Section 12.2 hereof, but the failure to receive such copy shall not affect in any way the service of such process. Each of the parties hereto further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its said address, such service to become effective upon confirmed delivery. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state or federal courts located in Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such action, suit or proceeding brought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

          12.6 Dispute Resolution. Any dispute or claim arising hereunder shall
               ------------------
be settled by arbitration. Any party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. The arbitration hearing shall be commenced thirty
(30) days following the date of delivery of notice of arbitration by one party to the other, by the American Arbitration Association ("AAA") as arbitrator.
                                                        ---
The arbitration shall be conducted in New York City, New York in accordance with the commercial arbitration rules promulgated by AAA, and the Sellers, on the one hand, and the Purchaser, on the other, shall retain the right to cross-examine the opposing party's witnesses, either through legal counsel, expert witnesses or both. The decision of the arbitrator shall be final, binding and conclusive on all parties (without any right of appeal therefrom) and shall not be subject to judicial review. As part of his decision, the arbitrator may allocate the cost of arbitration, including fees of attorneys and experts, as he or she deems fair and equitable in light of all relevant circumstances. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

          12.7  Governing Law. This Agreement shall be governed by and construed
                -------------
both as to validity and performance and enforced in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

          12.8  Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          12.9  Remedies Cumulative.  Each of the various rights, powers and
                -------------------
remedies shall be deemed to be cumulative with, and in addition to, all the rights, powers and remedies which either party may have hereunder or under applicable law relating hereto or to the subject matter hereof, and the exercise or partial exercise of any such right, power or remedy shall constitute neither an exclusive election thereof nor a waiver of any other such right, power or remedy.

          12.10 Headings. The section and subsection headings contained in this
                --------
Agreement are included for convenience only and form no part of the agreement between the parties.

          12.11  Severability.  Whenever possible, each provision of this
                 ------------
Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          12.12  Expenses.  Each party shall pay its own costs, expenses,
                 --------
including without limitation, the fees and expenses of their respective counsel and financial advisors.

          12.13  Entire Agreement.  This Agreement constitutes and embodies the
                 ----------------
entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

          12.14 Publicity. The initial press release relating to this Agreement
                ---------
shall be a joint press release in the form attached hereto as Exhibit "B", and
                                                              -----------
the Purchaser and the Sellers shall use reasonable efforts to agree upon the text of any other press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby.

          12.15 Specific Performance. Each of the parties hereto recognizes and
                --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party or parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the posting of bond or other security, in addition to any other remedy to which it or they may be entitled, at law or in equity.

          12.16 No Third Party Beneficiaries. This Agreement is not intended to
                ----------------------------
benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                    FOX KIDS WORLDWIDE, INC.

                    By:  /s/ Mel Woods
                         ________________________________________________
                    Its: President
                         ________________________________________________

                    M.G. "PAT" ROBERTSON

                    ROBERTSON CHARITABLE REMAINDER UNITRUST

                    GORDON P. ROBERTSON IRREVOCABLE TRUST

                    ELIZABETH F. ROBINSON IRREVOCABLE TRUST

                    ANN R. LABLANC IRREVOCABLE TRUST

                    By:  /s/ M.G. "Pat" Robertson
                         __________________________________________________
                    M.G. "Pat" Robertson, individually and as trustee

                    TIMOTHY B. ROBERTSON

                    THE TIMOTHY AND LISA ROBERTSON CHILDREN'S TRUST

                    THE TIMOTHY B. ROBERTSON CHARITABLE TRUST

                    ABIGAIL H. ROBERTSON UTMA

                    LAURA N. ROBERTSON UTMA

                    ELIZABETH C. ROBERTSON UTMA

                    WILLIS H. ROBERTSON UTMA

                    CAROLINE S. ROBERTSON UTMA


                    By: /s/ Timothy B. Robertson
                        __________________________________________________
                    Timothy B. Robertson, individually, as joint tenant with Lisa N. Robertson, trustee and custodian


                    /s/ Lisa N. Robertson
                    _____________________________________________________
                    Lisa N. Robertson, as joint tenant with Timothy B. Robertson

                                    EXHIBITS
                                    --------


EXHIBIT "A" - Amended Affiliation Agreement

EXHIBIT "B" - Press Release